Exhibit (l)

Eversheds Sutherland (US) LLP

June 4, 2021

Owl Rock Technology Finance Corp.

399 Park Avenue

38th Floor

New York, NY 10022

Re:	Owl Rock Technology Finance Corp. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Owl Rock Technology Finance Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on Form N-2 (File No. 333-254316) (as amended from time to time, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under Securities Act of 1933, as amended (the “Securities Act”) with respect to the offer, issuance and sale of up to $500,000,000 in aggregate principal amount of the Company’s debt securities (the “Notes”), together with any additional Notes that may be issued by the Company pursuant to Rule 462(b) under the Securities Act (as prescribed by the SEC pursuant to the Securities Act) in connection with the offering described in the Registration Statement.

The Notes will be issued pursuant to an indenture (the “Base Indenture”), in the form filed as an exhibit to the Registration Statement, by and between the Company and the trustee named therein (the “Trustee”) and as supplemented by a fourth supplemental indenture, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)	The Articles of Amendment and Restatement of the Company (the “Charter”), certified as of a recent date by State Department of Assessments and Taxation of Maryland (the “SDAT”);

(ii)	The Bylaws of the Company (the “Bylaws”), certified as of the date of this opinion letter by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date (the “Certificate of Good Standing”);

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

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(iv)	The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization of the issuance, offer, and sale of the Notes pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company (collectively, the “Resolutions”);

(v)	The Indenture; and

(vi)	A specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company and (vii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company).

This opinion is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and subject to all of the assumptions, qualifications, and limitations set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

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The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP